Exhibit 99.1

AspenBio Pharma Advances AppyScore Towards Clinical Trials with Improved Specificity for Detecting Human Appendicitis

Company Plans Commencement of FDA 510(k) Clinical Trial in Current Quarter; Pre-clinical Pilot Studies Support Previous Findings of High Clinical Sensitivity and Shows Improved Specificity over September 2007 Trial Data Release

CASTLE ROCK, CO., April 23, 2008 — AspenBio Pharma, Inc. (Nasdaq: APPY) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, reported continued progress in its pre-clinical patient trials for the AppyScore™ human appendicitis blood-based diagnostic test, the first test of its kind in the world.

These trials are being conducted in preparation for the formal clinical trials required for FDA clearance of the AppyScore test product, which are planned to commence in the current quarter. Pilot cGMP manufacturing of the AppyScore test kits for use in the trials has been completed. These test kits, representing the final commercial version, are currently in use in the pre-clinical patient trials.

Clinical study sites have been selected and Institutional Review Board study approvals are in place at the lead hospital sites. The remaining final study approvals are planned to be in place for all sites within the coming weeks. The clinical sites are large hospitals, including a major children’s hospital and clinical trials at all hospital locations may not commence at the same time.

Clinical teams have also been assembled and include principal investigators, co-investigators, monitors, technicians, statisticians and coordinators. To help insure a successful trial, AspenBio engaged a highly qualified and experienced Contract Research Organization to plan and direct the trials.

The company’s key AppyScore milestones and objectives for 2008 include:

•	Successfully complete all regulatory requirements and gain FDA 510(k) clearance of AppyScore, the world’s first blood based screen/triage test for human appendicitis.

•	Advance development of its second appendicitis test, the AppyScreen™ blood screen/triage system, a unique simplified point of care test format designed for use in physician offices.

•	Advance the engagement of a leading investment banking firm to execute on an attractive worldwide strategy for the company’s proprietary appendicitis blood test systems and assets which maximizes shareholder value.

AspenBio’s primary objective and focus is to achieve regulatory approval via FDA 510(k) clearance of AppyScore. It is focused on completing both the clinical and non-clinical studies required for the final FDA package and submitting this final data package to achieve FDA 510(k) clearance by late 2008 or early 2009.

Central to completing and filing the FDA 510(k) application is the completion of the clinical trial section, which is planned to involve the testing of approximately 500 patients from multiple hospital sites. This is an estimated number based on statistical power analysis from the pilot work.

The company is collecting patient data from the hospital sites under conditions that are expected to be the final clinical trial protocols leading up to the official 510(k) trials. Piloting the study in this manner has achieved two major benefits: first, it has allowed for the improvement and refinement of protocol procedures as data is gathered, thereby reducing the risk that the FDA trial procedures will encounter exceptions; and secondly, the preliminary data continues to show the high sensitivity of the AppyScore test in addition to specificity improvements over the previously reported September 2007 research trial data.

Results of the pre-clinical pilot work are being conducted using the anticipated final commercial device format manufactured under cGMP. The pilot results, although preliminary, indicate a high sensitivity, consistent with the data from the 2007 research trial. The specificity trends from the pilot pre-clinical studies are significantly higher (p = 0.007) than specificity shown in the previous 2007 research trial.

The company attributes this to improved study design, including patient inclusion criteria used and controlled manufacturing and quality control of the cGMP device. If this higher specificity is maintained during the official 510(k) trials, this can translate into increased utility, economic benefit, and wider adoption of this blood-based diagnostic since potentially even fewer patients would be subjected to Computed Tomography (CT Scans) once AppyScore is utilized in the clinical decision matrix.

Based upon pilot patient enrollment rates, the company expects this FDA clinical data study to be completed within approximately four to five months of the trial start date. In addition to the performance in clinical trials, the 510(k) clearance process also requires the submission of the non-clinical data package. The non-clinical studies demonstrate the assay performance characteristics such as accuracy and precision. The clinical studies provide data regarding clinical accuracy and usefulness. In the case of AppyScore, the most important clinical study metrics are negative predictive value, positive predictive value, and prevalence. The company must also prove the clinical performance characteristics of the final device support the intended use statement for the device.

The intended use statement for AppyScore is anticipated to be as follows:

“The AppyScore™ Screen Test is an enzyme-linked immunoassay test system that consists of the reagents used to quantitatively measure S100A8/A9 protein in human plasma using immunochemical techniques. This is an in vitro diagnostic device that is intended to aid in the assessment and evaluation of patients with abdominal pain to exclude acute appendicitis. In conjunction with a complete clinical evaluation, a normal AppyScore excludes acute appendicitis with high sensitivity.”

AppyScore is designed for use in hospital laboratories that support emergency rooms. AspenBio expects physicians would use the AppyScore blood test results to screen patients suspected of having acute appendicitis as part of a complete patient clinical workup. The key statistical parameter for the clinical evaluation is the device’s negative predictive value, which was shown in pre-clinical research to be >95%.

Richard Donnelly, AspenBio’s president and CEO, stated, “Following the September 2007 report of our large research study results, we have continued to collect data. We have also modified our patient enrollment and tightened test protocols. This is so that upon commencement of our upcoming blinded FDA clinical trial, we would achieve a representative sampling of the profile of patients who would be expected to enter emergency rooms with abdominal pain. Based on a review of the data collected in 2008 pilot studies, we have noted a significant improvement in the specificity of the test and that encourages us for the upcoming FDA trial.”

Mr. Donnelly continued, “Our path to FDA 510(k) clearance is clear and well planned, and we are excited to be moving rapidly toward the commercialization of this first-generation blood test for appendicitis. Ongoing data collection continues to support the exceptional performance of AppyScore, and we are carefully taking the final steps necessary to deliver a high-quality, first-of-its-kind appendicitis screen blood test. It is important to note that five to seven percent of world’s population will get appendicitis in their lifetime, which is why the worldwide need and market potential for this new blood test is so vast. We believe we have the tools and infrastructure to carry out and complete a successful FDA trial by the end of the third quarter or early in the fourth quarter.” The company will next focus on AppyScreen, a second generation point-of-care version of the test. AppyScreen is a rapid appendicitis blood screen test designed for use in the physician’s office and urgent care facilities throughout the world. The company looks to complete the development of this simplified point of care test version before year-end and work to gain FDA 510(k) clearance by the middle of 2009.

Currently a large number of children and young adults with abdominal pain will initially be taken to their family physician’s office or urgent care facility for medical attention rather than going directly to the traditional hospital emergency room. The AppyScreen blood test system is designed as a valuable new screening tool that would help physicians make better decisions on ruling out appendicitis conditions or recommending that patients have further work-up at the hospital emergency room. Advancing an attractive worldwide strategy to maximize shareholder value of the company’s assets, including the appendicitis screen tests and animal health drugs, is also an important company objective for 2008. The company intends to advance this by collaborating with a leading investment banking firm that would have a successful track record in facilitating high-value transactions in the medical device sector.

The company will seek a potential worldwide licensing partnership or transaction over the upcoming months, and would plan to accelerate that process upon the successful enrollment and completion of the clinical trial and submission of the final package for FDA 510(k) clearance. While the exact timing or achievement of these events cannot be assured, the company’s ideal goal would be to achieve a worldwide licensing partnership or transaction event close to, or upon, the actual final FDA 510(k) clearance for AppyScore.

As announced on April 7, 2008, a significant worldwide partnership and licensing agreement for AspenBio’s leading bovine reproduction drugs, BoviPure LH™ and BoviPure FSH™, was executed with Novartis Animal Health. This worldwide licensing and development agreement provides AspenBio with attractive royalty rates and an upfront milestone payment of $2.0 million, which has been received, and funds 65% of drug development and registration costs in key countries worldwide. The registration and product launch is expected to be completed in all major countries and regions of the world simultaneously.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, go to http://www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the development of, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test as well as the animal products under this agreement and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Geoffrey Plank or Ron Both
Tel 949-574-3860

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